Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, MAINE – January 16, 2024 -- Bar Harbor Bankshares (NYSE American: BHB; the “Company”) announced that its Board of Directors declared at its January 16, 2024 meeting, a quarterly cash dividend of $0.28 per share of common stock to Company shareholders of record at the close of business on February 15, 2024, payable on March 15, 2024. This dividend equates to a 3.81% annualized yield based on the $29.36 closing price of the Company's common stock on December 29, 2023, the last day of trading in 2023.

BACKGROUND

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 135 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.barharbor.bank.

FORWARD LOOKING STATEMENTS

Statements in this press release regarding the expected payment of the Company’s quarterly cash dividend is a forward looking statement.  There are a number of important factors that could cause our ability to pay or increase cash dividends in the future to differ materially from those suggested or indicated by such forward-looking statements.  These include, among other, the market price of the Company’s stock prevailing from time to time, our the continued financial strength, the nature of other investment opportunities available to the Company from time to time, the Company’s cash flows from operations, general economic conditions, and other factors identified in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT

Josephine Iannelli; EVP, Chief Financial Officer & Treasurer; (207) 288-3314